Exhibit 99.1

From:	EnviroStar, Inc.
290 NE 68 Street
Miami, FL 33138
Michael Steiner (305) 754-4551
Venerando Indelicato (813) 814-0722

FOR IMMEDIATE RELEASE

EnviroStar, Inc. Today Confirmed That Its 2012 Annual Meeting of Stockholders Will be Hold November 9, 2012 and Receipt of Warning Letter from NYSE Regarding Timely Notice of Record Date

Miami, FL – October 19, 2012 – EnviroStar, Inc. (NYSE MKT:EVI) today confirmed that its  2012 Annual Meeting of Stockholders will be held on Friday, November 9, 2012 beginning at 11:00 A.M., Eastern Standard time, for stockholders of record as of the close of business on October 5, 2012, 2012. The meeting will be held at the offices of the Company and the Company's subsidiary, Steiner-Atlantic Corp., 290 N.E. 68th Street, Miami, Florida 33138.

The Company also reported that, while it had sent out broker search cards on September 7, 2012 inquiring with respect to beneficial ownership of the shares of common stock of the Company held of record by brokers, dealers, voting trustees, bank, associations, or other entities that exercise fiduciary powers in nominee name or otherwise, it inadvertently omitted to advise the NYSE MKT LLC of the record date for its 2012 Annual Meeting of Stockholders. The Company further reported that it received a warning letter, dated October 17, 2012, from NYSE Regulation informing the Company that it had failed to provide timely notification to NYSE MKT of the "record date" for this meeting, which a company listed on NYSE MKT is required to provide the NYSE MKT at least 10 days prior to the record date. As a result, the Company did not comply with Section 703 of the NYSE MKT Company Guide.  In determining to issue a warning letter to the Company and not initiate the delisting of the Company’s securities, the NYSE MKT stated that it took into consideration, among other things, that this was the first time the Company failed to satisfy the notice requirements of Section 703 of the NYSE MKT Company Guide. The Company has been listed on the NYSE MKT and its predecessors since November 1999.

Concurrently with the issuance of this press release, the Company is filing a Current Report on Form 8-K with the Securities and Exchange Commission related to this matter. NYSE MKT advised the Company that, pursuant to Section 401(j) of the NYSE MKT Company Guide, it is required to issue a news release in respect to this matter.

EnviroStar, Inc. through its subsidiaries is one of the nation’s leading distributors of commercial and industrial laundry and dry cleaning equipment and steam boilers.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements. Information concerning these factors are discussed in Company reports filed with the Securities and Exchange Commission.